Exhibit (d)(4)(ii)

FIRST AMENDMENT

TO

INVESTMENT MANAGEMENT AGREEMENT II

This first amendment (the “Amendment”) to the Investment Management Agreement II is made as of the 11th day of November, 2016 by and between AQR Funds (“Trust”), on behalf of each Fund listed on Exhibit A, and AQR Capital Management, LLC (“AQR”).

WHEREAS, the parties hereto entered into an Investment Management Agreement II dated and effective as of November 13, 2015, as amended (the “Agreement”); and

WHEREAS, the parties hereto wish to amend Exhibit A of the Agreement in order to add the AQR Large Cap Relaxed Constraint Equity Fund, AQR Small Cap Relaxed Constraint Equity Fund, AQR International Relaxed Constraint Equity Fund and AQR Emerging Relaxed Constraint Equity Fund.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, Trust and AQR agree as follows:

1.   AMENDMENT OF EXHIBIT A. Exhibit A of the Agreement is hereby amended by deleting it in its entirety and replacing it with the Exhibit A attached hereto.

2.   Except as modified hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AQR FUNDS	AQR CAPITAL MANAGEMENT, LLC

By: /s/ Nicole DonVito Name: Nicole DonVito	By: /s/ Brendan Kalb Name: Brendan Kalb
Title: Chief Legal Officer & Vice President	Title: Managing Director & General Counsel

EXHIBIT A

(Amended as of November 11, 2016)

Name of Series	Commencement Date	Advisory Fee Each fee will be based on the average daily net assets of the Fund managed by the Adviser, and calculated as described in Section 7 of the Agreement.
AQR Style Premia Alternative II Fund	[ ], 2016	1.15%
AQR Large Cap Relaxed Constraint Equity Fund	[ ], 2016	0.60%
AQR Small Cap Relaxed Constraint Equity Fund	[ ], 2016	0.80%
AQR International Relaxed Constraint Equity Fund	[ ], 2016	0.75%
AQR Emerging Relaxed Constraint Equity Fund	[ ], 2016	0.95%